UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2005

UNUMPROVIDENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11834	62-1598430
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) On December 16, 2005, UnumProvident Corporation (the “Company”) and Thomas R. Watjen, President and Chief Executive Officer of the Company, entered into an Amended and Restated Employment Agreement (the “Amended and Restated Agreement”), which amended and restated Mr. Watjen’s Employment Agreement dated as of March 31, 2003 (the “Prior Agreement”). The amendments to the Prior Agreement include, without limitation, (i) deletion of obsolete references to Mr. Watjen’s former interim officer status and the transition period which ended in 2003, (ii) updating references to Mr. Watjen’s salary to its 2005 level, (iii) establishing an annual target bonus opportunity of not less than 120% of base salary, (iv) deletion of references to a deferred compensation arrangement that has not been used, (v) deletion of references to specific perquisites, and instead providing that Mr. Watjen will participate in the fringe benefits program for senior executives, as may be amended from time to time by the Compensation Committee, (vi) removing notice of non-renewal of the agreement as a “good reason” trigger and adding, instead, a provision for severance benefits in the event of a qualifying termination of employment within two years after non-renewal of the Amended and Restated Agreement by the Company, (vii) changing the severance payment formula to include a calculation based on the average of Mr. Watjen’s prior three years’ annual bonuses, rather than his highest annual bonus paid in the prior three years, (viii) changing the calculation of the retirement benefit portion of the severance payment to include credit for three additional years of age as well as service, (ix) providing for a lump sum payment of severance benefits rather than payment over 18 months, with the intention of satisfying the short-term deferral exemption from Internal Revenue Code Section 409A (“Section 409A”), and making certain other adjustments intended to comply with or qualify for an exemption under Section 409A, (x) providing for partial vesting of equity awards upon termination of employment absent a change in control, (xi) clarifying certain ambiguities and providing appropriate remedies with respect to the restrictive covenants, (xii) adjustments to the calculation of the retirement benefit under the Supplemental Executive Retirement Plan with respect to amounts vesting after December 31, 2004 to exclude the offset for social security benefits and to impose a six-month delay in payment as required by Section 409A, and (xiii) adjustments to the dispute resolution provisions.

A copy of the Amended and Restated Employment Agreement with Mr. Watjen is attached hereto as Exhibit 10.1 and incorporated herein by reference.

(b) The Employment Agreement, dated as of March 1, 2005, between the Company and Joseph M. Zubretsky, Senior Executive Vice President of Finance, Investments and Corporate Development, filed as Exhibit 10.1 to the Company’s Form 8-K filed on March 7, 2005, contains certain automatic adjustments triggered by corresponding changes to the Chief Executive Officer’s employment agreement as described above. Specifically, upon the effective date of Mr. Watjen’s Amended and Restated Employment Agreement, December 16, 2005, Mr. Zubretsky’s Employment Agreement was automatically adjusted to (i) cause the severance payment formula to include a calculation based on the average of Mr. Zubretsky’s prior three years’ annual bonuses, rather than his highest annual bonus paid in the prior three years, and (ii) cause the calculation of the retirement benefit portion of the severance payment to include credit for three additional years of age as well as service. On December 21, 2005, the Company issued a letter to Mr. Zubretsky confirming the effect of the amendments to Mr. Watjen’s Employment Agreement on those calculations in Mr. Zubretsky’s Employment Agreement. A copy of the letter to Mr. Zubretsky is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement between the Company and Thomas R. Watjen dated December 16, 2005.

10.2	Letter to Joseph M. Zubretsky dated December 21, 2005 confirming contingent adjustments to his Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UnumProvident Corporation
(Registrant)

Date: December 21, 2005.	By:	/s/ Susan N. Roth
	Name:	Susan N. Roth
	Title:	Vice President, Corporate Secretary & Assistant General Counsel

INDEX TO EXHIBITS

EXHIBIT

10.1	Amended and Restated Employment Agreement between the Company and Thomas R. Watjen dated December 16, 2005.

10.2	Letter to Joseph M. Zubretsky dated December 21, 2005 confirming contingent adjustments to his Employment Agreement.